Exhibit 10.2

Release of Claims

This Release of Claims (the “Agreement”) dated February 13, 2024 by and between Biofrontera Pharma GmbH, a German corporation with its principal offices at Hemmelrather Weg 201, 51377 Leverkusen, Germany (“PHARMA”), Biofrontera Bioscience GmbH, a German corporation with its principal offices at Hemmelrather Weg 201, 51377 Leverkusen, Germany (“BIOSCIENCE”) (collectively the “Releasees”) and Biofrontera Inc., a Delaware corporation with its principal place of business at 120 Presidential Way, Suite 330, Woburn, MA 01801, USA (“the Releasor”). The Releasor and the Releasees are referred to herein individually as a Party and collectively as the Parties. This Agreement is effective as of the date it is signed by the last Party to sign it, as indicated by the date next to such Party’s signature (“Effective Date”).

Recitals

Whereas, the Parties have entered into a License and Supply Agreement, dated as of October 1, 2016, which was amended as of i) July 01, 2019 (with said amendment erroneously referring to the LSA’s effective date as July 15, 2016), ii) June 16, 2021, iii) October 8, 2021 (with said amendment correcting a previous version signed on the amendment’s effective date), iv) December 5, 2023, and v) January 26, 2024 (collectively, the “LSA”);

Whereas, pursuant to Section 7.1(c) of the LSA (in part):

“PHARMA and BIOSCIENCE have the obligation to continue to pursue, in good faith, all Improvements that are currently in development by PHARMA and/or BIOSCIENCE in a timely manner at their own cost for the improvement of the US label of the Licensed Product(s) in order to fully exploit the market potential of such Product(s).”

Whereas, the “Improvements that are currently in development” referenced in Section 7.1(c) of the LSA are as follows:

Product	Indication	Study Type	Anticipated start of patient recruitment
BF-RholoLED® XL	PDT lamp for illumination of larger body regions	Not applicable	submitted to FDA in Q2 2021
Ameluz®	Actinic keratosis	Pharmacokinetics study	completed
Ameluz®	Superficial basal cell carcinoma	Phase III	ongoing
Ameluz®	Actinic keratosis	Phase I safety study with 3 tubes of Ameluz	H2 2021
Ameluz®	Moderate to severe acne	Phase IIb	H2 2021
Ameluz®	Actinic keratosis	Phase III on face and scalp with 3 tubes and pain reducing illumination protocol	2022
Ameluz®	Actinic keratosis	Phase III on trunk & extremeties	2022
Ameluz®	Squamous cell carcinoma in situ	Phase III	2023

Whereas, Releasees’ failure to pursue the “Improvements that are currently in development” in a timely manner and otherwise in compliance with Section 7.1(c) of the LSA could give rise to valuable legal claims for damages by Releasor;

Whereas, contemporaneously with the execution of the Agreement, the Parties have agreed to further amend the LSA to, in part, i) relieve Releasees of certain obligations with respect to clinical trials and the pursuit of (“Trial Obligations”), and ii) transfer the “Improvements that are currently in development” from Releasees to Releasor (the “LSA Amendment”); and

Whereas, in conjunction with the LSA Amendment, the Parties have agreed that Releasor shall relinquish certain legal rights under the LSA with respect to the Trial Obligations, as described in more detail below.

Now, therefore, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

AGREEMENT

1.	Release of Claims.

1.1. Releasor does hereby release, cancel, and forever discharge the Releasees and their directors, officers, employees, subsidiaries, affiliates, agents, and representatives from any and all claims, complaints, causes of action, demands, damages, obligations, liabilities, losses, promises, agreements, controversies, penalties, expenses, and executions of any kind or nature whatsoever, whether known or unknown, actual or potential, whether arising in law or in equity, which Releasor may have, may have had, or may in the future obtain, arising out of or relating out of any failure by Releasees to perform the Trial Obligations in accordance with the Section 7.1(c) of the LSA (the “Released Claims”) (in total, the “Release”).

1.2. Each Party represents and warrants that it has not filed any action or initiated any other proceeding with any court or government authority against or involving the other Party that may constitute a claim or provide the basis for any liability based on facts in any way relating to those pertinent to the Released Claims.

2.	Consideration.

2.1. The Releasor acknowledges and agrees that, upon execution of the LSA Amendment by Releasees, it will have received good, valuable and sufficient consideration for making this Release.

3.	Effect.

3.1. This Release is intended to be a general release of the Released Claims by Releasors. It is understood and agreed that the Parties hereby expressly waive any and all laws and statutes, of all jurisdictions whatsoever, which may provide that a general release does not extend to claims not known or suspected to exist at the time of executing a release which if known would have materially affected the decision to give the Release. It is expressly intended and agreed that the Release does, in fact, extend to such unknown and unsuspected claims related to anything which has happened to the date hereof which is covered by this Release, even if knowledge thereof would have materially affected the decision to give this Release. In addition, the Parties warrant and represent to the other that the execution and delivery of this Release does not, and with the passage of time will not, violate any obligation of the Party to any third party. Each Party further represents and warrants that it has not assigned any of its rights with respect to the LSA to any other party.

4.	No Admission.

4.1. The Parties expressly agree and acknowledge that this Release represents the settlement and compromise of potential disputed claims, and that by entering into this Agreement neither Party hereto admits or acknowledges the existence of any liability, obligation, or wrongdoing on its part. Each Party expressly denies any and all liability with respect to the subject matter of this Agreement.

5.	Independent Legal Counsel.

5.1. The Parties acknowledge that they have had the opportunity to consult with independent legal counsel regarding the legal effect of this Agreement and the Release. Each Party enters into this Agreement freely and voluntarily.

6.	Miscellaneous.

6.1.	Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding its choice of law provisions. The Parties agree that any claims or legal actions by one Party against the other to enforce the terms of this Agreement or concerning any rights under this Agreement shall be commenced and maintained in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware.

6.2.	Fees and Expenses. Each Party hereto shall bear its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby. If either Party incurs any legal fees and/or costs and expenses in any proceeding to enforce the terms of this Agreement or any of its rights provided hereunder, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and any court, arbitration, mediation, or other litigation expenses from the other Party.

6.3.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others. An executed signature page delivered via facsimile transmission or electronic signature shall be deemed as effective as an original executed signature page.

6.4.	Waiver. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Agreement thereafter.

6.5.	Entire Agreement. This Agreement sets forth the entire and complete understanding and agreement between the Parties regarding the Released Claims. This Agreement supersedes any and all other prior agreements or discussions, whether oral, written, electronic or otherwise, relating to the Released Claims. Any additions or modifications to this Agreement must be made in writing and signed by authorized representatives of both Parties. The Parties acknowledge and agree that they are not relying upon any representations or statements made by the other Party or the other Party’s employees, agents, representatives or attorneys regarding this Agreement, except to the extent such representations are expressly set forth herein.

6.6.	Authority. By signing below the Parties represent that the signatories are authorized to execute this Agreement on behalf of their respective business entities and that the execution and delivery of this Agreement are the duly authorized and binding acts of their respective corporations.

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IN WITNESS WHEREOF, the Parties have executed this Waiver of Claims as of the last date set forth below.

Biofrontera Pharma GmbH		Biofrontera Bioscience GmbH

Name:	Pilar de la Huerta	Name:	Pilar de la Huerta

Title:	Managing Director	Title:	Managing Director

Signature:	/s/ Pilar de la Huerta	Signature:	/s/ Pilar de la Huerta

Date:	February 13, 2024	Date:	February 13, 2024

Biofrontera Inc

Name:	Hermann Luebbert

Title:	Chief Executive Officer

Signature:	/s/ Hermann Luebbert

Date:	February 13, 2024